 ISS PresentationThe New Ireland Fund

 Table of Contents  2  Performance  3  Relationship of Price to NAV  4  Discounts Are CommonShareholder Distributions  56          Fund ExpensesCorporate Governance Dissident ProposalBoard Nominee  781012

 Performance  IRL posted positive absolute returns in all periods prior to the unaffected date (Nov. 9, 2021 – the last complete trading day before Saba filed its 13D), and for the same period when extended to May 6, 2022.The Fund's TSR performance over the one- and three-year periods through the Nov. 9 unaffected date outperformed both comparator groups.   3

 Relationship of Price to NAV  It is evident that through the Board's continued discount reduction efforts, the Fund's discount had already begun to narrow starting in November 2020 – well before Saba or even Bulldog had filed their respective initial 13Ds.Not only has the discount shrunk, but it has also substantially narrowed relative to the peer median since November 2020.  4

 Discounts Are Common  As of May 13, 2022, 169 closed-end equity funds traded at a discount to NAV while only 36 traded at a premium.As of the same date, 206 closed-end bond funds traded at a discount to NAV while only 34 traded at a premium.  5

 Shareholder Distributions  Over the five years ended on the unaffected date, and extended to present, IRL’s relative quantity of its distribution was in line with the peer median and, at times, considerably higher. More importantly, the quality of the distribution has been robust. Positive capital gains have been a major component of shareholder distributions for each year since 2014. The Fund’s distributions consisted of 100% capital gains in five out of the eight years since 2014.  6

 Fund Expenses  IRL’s management fee is lower than the peer median. Last fall, the Board reviewed 13 country funds for comparable data on board compensation and found that IRL was the third smallest fund in terms of assets at $52 million. Total compensation for independent directors and the Board chair was the third lowest of the ten funds for which data was available.  7

 Corporate Governance  The pace of Board refreshment has been robust, with a new Board member being added every 3 to 5 years The composition of the Board is 75% independent, including the ChairThe Board is focused on diverse perspectives. The newest director is female and serves as the Chair of the Board’s Governance and Nominating CommitteeThe Board meets quarterly, and each director attends each meetingThe Fund’s Board committees are comprised solely of independent directors  8

 Corporate Governance (continued)  The Board has been proactive in taking measures to address discounts, increase assets and enhance value for all shareholdersIn 2021 and 2017, the Board approved tender offers for up to 25% and 30%, respectively, of the Fund’s outstanding shares at a price equal to 98% of net asset valueIn 2018, the Board approved an open market share repurchase program (which is continuing) as a means of enhancing shareholder value In 2014, the Board approved a managed distribution policy for the Fund as a means of enhancing shareholder value (the policy was suspended in 2019)In 2017, the Board approved a transferable rights offering as a means of providing a net benefit to shareholdersThe Board seeks to ensure that the Fund operates in a responsible manner to protect and advance the interests of ALL shareholders, and not just a select few whose interests may be in direct contrast to the Fund’s long-term objectives  9

 Dissident Proposal  Saba has taken a position in the Fund and is soliciting proxies to elect an individual to the Board at the meetingSaba targets closed-end funds (“CEFs”) it believes to be vulnerable or will cave into its demandsSaba initially disguises its motives but ultimately disrupts and pressures CEF senior management and boards in an attempt to have them initiate a tender offerIf successful, the result is a one-time gain for itself and its hedge fund investorsSaba leaves CEF shareholders with a smaller and weaker fund moving forwardWith no prior experience related to Ireland or Irish equities, the Saba nominee’s presence on a small board could be quite disruptive   10

 Dissident Proposal (continued)  11    Saba has NOT made a compelling case that change is warrantedSaba is trying to draw attention to the Fund’s discount and performance, while deliberately disregarding other important considerations for shareholdersThe Fund has generated positive performance and competitive performance relative to the Fund’s peers and reference benchmark While the Board is clearly focused on the Fund’s discount, the more important metrics to long-term shareholders in evaluating a closed-end fund are performance and distributions  Saba has also NOT made a compelling case that its nominee is more likely to make a positive impact with regard to Fund performance, distributions and discounts than the Board nomineeThe individual that Saba nominated has little experience with CEFs (serving as director of a fixed income CEF for a short period) and no experience with a fund focusing on Irish equitiesIt is unclear how Saba’s nominee would add value to the current Board or how Saba’s nominee would improve the performance of a fund that seeks to deliver to its investors long-term capital appreciation through investment primarily in equity securities of Irish companiesSaba is pursuing its proposal to deliver on its closed-end fund strategy for Saba’s own hedge fund investors

 Board Nominee  The Board’s nominee, David Dempsey, has been a director of IRL since 2007 and has served as Chair of the Board since 2019The Board’s nominee, who was born and raised in Ireland, possesses the requisite experience in overseeing the Fund and is familiar with the Fund and its investment adviserTogether with the other highly experienced directors, the Board’s nominee is focused on creating sustainable value for ALL shareholdersUnder the Board’s leadership, the Fund has generated positive performance and competitive performance relative to the Fund’s peers and reference benchmark   12